Exhibit 10.3

MOGGLE, INC.
EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”), made and effective as of _________, 2008, by and between Peter Pelullo (hereinafter referred to as “Employee”), and Moggle Inc., a Delaware corporation (“Company”).  In consideration of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.  Scope of Employment.

1.1          Positions.  Subject to the terms hereof, the Company hereby agrees to employ Employee as  director of corporate development for  the Company and Employee hereby accepts such employment.  In this position, Employee shall report directly to the Board of Directors and Employee shall handle duties commensurate with such position (such duties and services hereinafter referred to as the “Services”). Company may, at its discretion, request that Employee perform other or additional services as are consistent with the position of Employee and such other or additional services shall also be considered Services Employee shall devote that amount of time energy and skill which is necessary to perform his obligations hereunder and shall perform his obligations hereunder diligently, faithfully and to the best of Employee’s abilities.  The Employee is not required to devote full time to his obligations hereunder.

1.2

            In connection with the exercise of rights granted to the Company hereunder, the Employee agrees that Company and its affiliates shall have the right to use the professional name, voice, likeness and biography of the Employee for publicity purposes.  Employee agrees that he shall not permit the use of his name, voice, likeness, biography and/or statements to promote or advertise any product, service or organization during the Term hereof without the prior written consent of Company.

1.2      Place of Performance.   Employee shall be initially based in the Philadelphia, Pennsylvania area  except for reasonably required business travel. It is understood by the Employee that the Company may direct the Employee to appear at and provided services in any office operated by the Company and/or its affiliates.

1.3      Compliance with Policies.  Subject to the terms of this Agreement, during the Term, Employee shall comply in all material respects with all policies and procedures adopted by the Company.

Section 2.  Term.

The term shall be from   ______,2008 and shall continue until __________,2011, unless otherwise terminated by Employee or Company, pursuant to the terms of this Agreement (“Term”).

Section 3.  Base Salary, Bonus Compensation and Expense Reimbursement.

3.1       Base Salary.  Effective upon  the Company’s receipt of equity capital in the minimum amount of  $__,000,000  (the “Minimum Funding”) the Employee shall be paid a base salary (the “Base Salary”) during the Term of Two Hundred Thousand Dollars ($200,000.00) per annum or such pro-rated portion thereof, if applicable.. The Base Salary and all payments pursuant to Section 3 shall be (a) payable on the bi-weekly schedule pursuant to Company procedures and the law, and (b) subject to any withholdings and deductions required by applicable law. Prior to receipt of the Minimum Funding the Employee acknowledges that (i)  he will not receive a salary for the performance of his services hereunder and no such salary will be accrued and (ii) his sole compensation for performance of the services hereunder shall be the award of the options set forth in Section 3.4 hereof.

3.2       Bonus.  With respect to each calendar year in which Employee provides Services pursuant to this Agreement, Employee may be eligible to earn a bonus (“Bonus”) however the decision whether to provide a Bonus and the amount of a Bonus, if any, shall be subject to Company’s sole discretion.

3.3       Expense Reimbursement.  The Company shall pay or reimburse Employee in accordance with Company policy for all reasonable business expenses incurred or paid by Employee in the course of performing his duties hereunder.  As a condition to such payment or reimbursement, however, Employee shall maintain and provide to the Company reasonable documentation and receipts for such expenses.

3.4       Equity Incentive Plan     Upon execution of this Agreement, the Employee shall be  awarded stock options to purchase  2,750,000 shares of restricted common stock in the Company at an exercise price of $.04  per share (“Options”) under the Company’s Equity Incentive Plan (“Plan”). The Options, and the exercise thereof, shall be subject to the terms and conditions of the Plan and the Option Agreement attached to this Agreement as Exhibit A.

Section 4.  Employee Benefits.

4.1       Benefit Plans.  During the Term, Employee shall be entitled to participate in the Company’s benefit programs, which are available to other similarly situated employees of the Company, subject to the Company’s formal plan documents, if any, or policies with respect to all such benefits or insurance programs or plans.  The Company shall not, by virtue of this provision, be under any obligation to Employee to continue to maintain any particular plan or program or any particular benefit level under any plan or program.

4.2       Paid time Off.  Employee shall be entitled to paid time off during the Term, to be accrued and taken in accordance with Company policy and applicable law.  Employee shall be entitled to use two (2) weeks of paid vacation time off per each calendar year of the Term, which shall accrue on a pro-rata and monthly basis.  Additionally, Employee shall be entitled to two (2) days of paid sick leave off per each calendar year of the Term which shall accrue on a pro-rata and monthly basis.  Any unused vacation time or sick days shall be used in accordance with Company policy, which may be amended from time to time.

Section 5.  Termination.

5.1       Death or Total Disability.  Employee’s employment hereunder shall terminate upon Employee’s death.  The Company may, in accordance with applicable state and federal laws and regulations, terminate Employee’s employment hereunder in the event of Employee’s total disability (total disability meaning the inability of Employee to perform substantially all of his current duties as required hereunder for a continuous period of 100 days because of mental or physical condition, illness or injury).

 5.2        For Cause.  The Company may terminate Employee’s employment hereunder for “Cause”.  “Cause” shall mean (a) Employee’s material and willful malfeasance, fraud or dishonesty in the performance of his obligations hereunder; (b) Employee’s material breach of any material provision of this Agreement which remains uncured more than thirty (30) days after Company provides Employee with reasonably detailed, written notice of such alleged action; (c) Employee’s engaging in conduct or activities involving moral turpitude that is reasonably likely to cause material damage to the business or reputation of the Company, any affiliate of the Company, or any personnel thereof; or (d) Employee’s conviction of or plea of guilty or nolo contendere to any felony or crime involving theft, fraud or dishonesty other than in connection with misdemeanor violations in connection with the operation of a motor vehicle or by virtue of imputed liability, or (e) the Employee voluntarily terminates this Agreement prior to the end of the Term.   Notwithstanding Company’s right to terminate Employee at any time, Cause shall not exist unless and until the Company first notifies Employee in writing that the Employee’s employment is being terminated for one or more of the foregoing reasons (and such notification includes an explanation of the reasons therefore) and the Employee is then afforded the opportunity to be heard with counsel in person at Company’s New York City offices by the board of directors of the Company  within seven  (7) business days following receipt of such notice.  In the event of  termination pursuant to Section 5.1 or 5.2 , Employee shall not be entitled to the receipt of any unearned Base Salary, severance compensation or any benefits, other than those benefits (i.e., COBRA) which Company is required to provide by law.  Under such circumstances, Employee shall only be entitled to the reimbursement of expenses pursuant to Section 3.3.

5.3       Termination by Company Not for Cause.  Should Company terminate this Agreement for any or no reason other than for Cause  and provided further that Employee executes a Release of Claims against the Company (including its affiliates, officers, employees, agents, etc.) which includes a mutual release of claims,  Employee shall be entitled to  an amount which shall be equal to the total amount of the Base Salary Employee would be entitled to receive if he remained employed through the full Term of the Agreement (“Termination Salary”).

5.4       Termination Date and Notice of Termination.  Any termination of Employee’s employment by the Company (other than termination upon the death of Employee) shall be communicated by written notice to Employee, and the date of termination shall be the date on which such notice is given.

Section 6.  Representations.

6.1       Of Employee.  Employee represents and warrants to the Company that (a) his execution, delivery and performance of this Agreement do not and will not conflict with, violate, or constitute a breach of or default under any provision of law or regulation applicable to him or any provision of any agreement, contract or other instrument to which he is a party or otherwise bound; (b) this Agreement constitutes the legal, valid and binding obligation of Employee, enforceable against Employee in accordance with its terms; and (c) he has not received any legal advice contrary to his representations or warranties set forth in this Section 6.1.

6.2       Of the Company.  The Company represents and warrants to Employee that (a) this Agreement has been duly executed and delivered by the Company; (b) the execution, delivery and performance of the Agreement by the Company has been duly authorized by all necessary corporate action: (c) this Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms; (d) the execution, delivery and performance of the Agreement by the Company do not and will not conflict with, violate, or constitute a breach of the By-laws of the Company or any of its affiliates or subsidiaries or any law or regulation applicable to the Company or any of its subsidiaries: and (e) the Company has not received any legal advice contrary to the Company’s representations and warranties set forth in this Section 6.2.

Section 7.  Restriction on Competition.

  Employee acknowledges that the Company is engaged in a highly competitive business and has a compelling business interest in preventing the use or disclosure of its’ Confidential Information and Trade secrets (as defined in Section 10), and that Employee, by virtue of his position, will have access to Confidential Information and Trade Secrets.  Accordingly, Employee agrees that during the Term and for one (1) year thereafter, Employee will not, either directly or indirectly alone or in conjunction with any other party or whether as an individual or on Employee’s own account, as a partner or joint venturer, or as an employee, agent or salesperson for any person, as an officer or director of any corporation, or as a consultant or otherwise, in any geographical area in which Company then does business, work for or with or have any interest in any Competitive Business as defined herein; provided that, if Employee wishes to work for a Competitive Business in conflict with this Section 7:  (1) Employee shall provide  the CEO of the Company with advance, written notice of such opportunity, (2) the Company shall then have one (1) week to approve in writing such participation, (3) if the Company does not inform Employee of its approval in writing within the one (1) week period, the Company shall be deemed to have rejected such request, (4) if the request is rejected, Employee shall refrain from participation in such Competitive Business.  If Company grants the request, then Employee may work for the Competitive Business and the Company shall have further no obligation, financial or otherwise, to Employee. In such event the Company may terminate this Agreement and such Termination will be deemed to have been a termination for Cause.  A “Competitive Business” shall mean any entity which engages in all or any of the following business activities (1) development,  marketing and/or production of  massive multiplayer on line games; (2)  development,  marketing and/or production of an platform which allows players to play multiple massive multiplayer on line games and/or (3) development,  marketing and/or production of platform which assists third parties in developing  massive multiplayer on line games.

Section 8.  Restrictions on Soliciting Personnel and Business Partners; Non-Disparagement.

  8.1      Restriction on Soliciting Personnel.  Employee agrees that, except to the  extent that Employee is required to do so in connection with his employment responsibilities herein or except with Company’s prior, written permission, during the Term and for one (1) year thereafter, Employee will not, either directly or indirectly, alone or in conjunction with any other party, solicit or attempt to solicit any employee, consultant, contractor or other personnel of Company or any affiliated entity to terminate, alter or lessen that party’s affiliation with the Company or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and the Company.  Employee agrees that, unless he has received Company’s prior written permission to do so, Employee will not, either directly or indirectly, alone or in conjunction with any other party, solicit or attempt to solicit any “key” (as that term is defined in the next sentence) employee, consultant, contractor or other personnel of or affiliated with the Company or any affiliated entity to terminate, alter or lessen that party’s affiliation with the Company or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and the Company during the Term and for a period of twenty four (24)  months after termination.  For purposes of the preceding sentence, “key” employees, consultants, contractors or other personnel are those with knowledge of or access to Trade Secrets or Confidential Information as defined in Section 10 Employee and the Company acknowledge that a breach of this Section 8.1 will result in irreparable damage and harm to the other party and that such damage will be presumed to have occurred

  8.2       Non-Disparagement.  Employee agrees that he has not and will not make any statements, either written or oral, about the Company, its shareholders, executives, officers, directors or employees or has not and will not take any action or inaction which is or was intended, or may reasonably be expected, to (i) disparage, defame, criticize, ridicule, impugn or adversely affect the name or reputation of the Company, its officers, shareholders, directors, executives, employees, or contractors or (ii) disrupt, damage, impair or interfere with the Company, its officers, members, directors, executives, employees, or contractors or its operations or business prospects.  Employee acknowledges that a breach of this Section 8.2 will result in irreparable damage and harm to the Company, its officers, shareholders, directors, executives, employees, or contractors and that such damage will be presumed to have occurred.  Company agrees that no senior executive of the Company will (A) disparage, defame, criticize, ridicule, impugn or adversely affect the name or reputation of the Employee or (B) with the exception of a breach by Employee of any term, provisions, covenant and/or representation contained in this Agreement, wherein the Company may seek any and all remedies, disrupt, damage, impair or interfere with Employee.  Employee and the Company acknowledge that a breach of this Section 8.2 will result in irreparable damage and harm to the other party and that such damage will be presumed to have occurred.

  8.3       Restriction on Soliciting Business Partners.  Employee agrees that during the Term and for the one (1) year period immediately thereafter, Employee shall not cause or attempt to solicit or cause (i) a Competitive Business; (ii) any advertiser; (iii) any advertising agency and/or (iv) website,  which entities have engaged in any business with the Company either pursuant to a written or oral contract or otherwise during the time period of Employee’s employment with the Company, to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with the Company or solicit such entities not to do business with the Company; provided that, if Employee wishes to participate in a bona fide opportunity in conflict with this Section 8.3:  (1) Employee shall provide  the CEO of the Company with advance, written notice of such opportunity, (2) the Company shall then have one (1) week to approve such participation in writing, (3) if the Company does not inform Employee of its approval in writing within the one (1) week period, the Company shall be deemed to have rejected such request, (4) if the request is rejected, Employee shall refrain from participation in such opportunity. If Company grants the request, then Employee may work for such entity and the Company shall have further no obligation, financial or otherwise, to Employee. In such event the Company may terminate this Agreement and such Termination will be deemed to have been a termination for Cause.  Employee and the Company acknowledge that a breach of this Section 8.3 will result in irreparable damage and harm to the other party and that such damage will be presumed to have occurred

Section 9.  Rights to Work Product.

                   9.1     Employee agrees that the Company alone shall be entitled to all benefits, profits and results arising from or incidental to the Employee’s  employment with the Company and/or  Employee ‘s performance of any services on behalf of  the Company whether before or after the date of this Agreement.  To the greatest extent possible, any and all work product, property, data, documentation or information or materials, discoveries, inventions, ideas, concepts, research, trademarks, service marks, slogans, logos, information, processes, products, techniques, methods and improvements or parts thereof conceived, developed, prepared, discovered,  or created by Employee in connection with Employee ‘s employment with the Company and/or Employee ‘s performance of any services on behalf of the Company  or otherwise made by Employee alone or jointly with others during the period of Employee ‘s employment with the Company or during the twelve-month period after  the termination of Employee’s employment with the Company, and in any way relating to the present or proposed technology, intellectual property, products, programs or services of the Company,  or to tasks assigned to Employee during the course of Employee ‘s employment, whether or not patentable or subject to copyright or trademark protection, whether or not reduced to tangible form or reduced to practice, whether or not made during my regular working hours, whether or not made on the Company premises,  including, but not limited to,  those related to the Company’s  proposed massive multiplayer on line gaming platform and/or  all other technology, including but not limited to  systems, source code, object code, databases, hardware, algorithms, software, programs, applications, engine protocols, routines, models, displays and manuals, including, without limitation, the selection, coordination, and arrangement of the contents thereof,  (all of the foregoing are collectively referred to in this Agreement as “Work Product”) shall be deemed to be “work made for hire” as defined in the Copyright Act, 17 U.S.C.A § 101 et seq., as amended, and owned exclusively and perpetually by the Company. Employee  hereby unconditionally and irrevocably transfers and assigns to the Company all intellectual property or other rights, title and interest that Employee may currently have (or in the future may have) by operation of law or otherwise in or to any Work Product. Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate to vest complete and perpetual title and ownership of any Work Product and all associated rights exclusively in the Company.  the Company shall have the right to adapt, change, revise, delete from, add to and/or rearrange the Work Product or any part thereof written or created by Employee, and to combine the same with other works to any extent, and to change or substitute the title thereof, and in this connection Employee hereby waives all rights to any Work Product, including but not limited to any  “moral rights” of authors as that term is commonly understood throughout the world including, without limitation, any similar rights or principles of law which I may now or later have by virtue of the law of any locality, state, nation, treaty, convention or other source. Employee shall not be entitled to any additional compensation for any exercise by the Company of its rights set forth in this section.

                 9.2             Employee agrees to disclose all Work Product to the CEO of  the Company as such Work Product is created in accordance with the requirements of Employee’s  job and as directed by the Company.

              9.3              At any time during Employee’s employment with the Company and thereafter upon the request or the Company, Employee will execute all documents and perform all lawful acts that the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement. Without limiting the generality of the foregoing, Employee  agrees to render to the Company or its nominee all reasonable assistance as may be required:

               (a)   In the prosecution or applications for letters patent, foreign and domestic, or re-issues, extensions and continuations thereof;

               (b)   In the prosecution or defense of interferences which may be declared   involving any of said applications or patents;

               (c)   In any administrative proceeding or litigation in which the Company may be  involved relating to any Work Product; and

               (d)   In the execution of documents and the taking of all other lawful acts which the Company considers necessary or advisable in creating and protecting  its copyright, patent, trademark, trade secret and other proprietary right in any Work Products.

               The reasonable out-of-pocket expenses incurred by Employee in rendering such assistance at the request of the Company will be reimbursed by the Company.

Section 10.  Non-Disclosure Covenant.

  10.1     Employe acknowledges that while employed by the Company, Employee has been and will continue to be exposed to “Trade Secrets” and “Confidential Information” (as those terms are defined in this Section).  “Trade Secrets” shall mean information or data of or about the Company, its business and or any affiliated entity, including, but not limited to, information or data related to the Company’s  proposed massive multiplayer on line gaming platform all other technology of the Company , systems, source code, object code, databases, hardware, algorithms, software, programs, applications, engine protocols, routines, models, displays and manuals technical or non-technical data, formulas, patterns, compilations, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, lists and/or contact information of actual or potential customers, clients, distributees, licensees, or suppliers, including, without limitation, the selection, coordination, and arrangement of the contents thereof, that:  (a) derive economic or similar value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and/or  (b) are the subject of efforts by the Company  that are reasonable under the circumstances to maintain their secrecy.  To the extent that the foregoing definition is inconsistent with a definition of “trade secret” mandated under applicable law, the latter definition shall govern for purposes of interpreting my obligations under this Agreement.  “Confidential Information” shall mean valuable, non-public, competitively sensitive data or information relating to the business of Company or any affiliated entity, other than Trade Secrets, which shall include for example the identity of customers, suppliers, clients and business partners and all contact information related thereto.

10.2             Employee further  acknowledges and agrees that any unauthorized disclosure or use of any  Trade Secrets or Confidential Information would be wrongful and would likely result in immediate and irreparable injury to y the Company.  Except as required to perform Employee’s obligations under Employee ‘s employment with the Company or except with the Company’s prior written permission, Employee shall not distribute, redistribute, market, publish, disclose or divulge to any other person or entity, or use or modify for use, directly or indirectly in any way for any person or entity:  (i) any Trade Secrets at any time (during or after Employee ‘s employment with the Company); and (ii) any Confidential Information at any time (during or after Employee ‘s employment with the Company). Employee agrees to cooperate with any confidentiality requirements of the Company. Employee shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Employee becomes aware of.

Section 11.  Return of Work Product and Company Property.

At any time during Employee’s employment with the Company, at the specific request of the Company, or, in any event, as promptly as practicable after Employee ‘s employment with the Company has  expired or has been terminated, Employee  agrees to return to the Company all Work Product and all data, lists, information, memoranda, notes, records, files, contact information, rolodexes and documents belonging to the Company (including any copies of reproductions thereof and any materials constituting or containing Trade Secrets and/or Confidential Information) and all other property of the Company that are in Employee ‘s possession or control. Upon the termination of Employee’s employment with the Company for any reason, or at any time upon the Company's request, Employee will return to the Company all Work Product, all written information related to Trade Secrets  and Confidential Information and notes, memoranda, records, customer lists, proposals, business plans and other documents, computer software, materials, tools, equipment and other property in my possession or under my control, relating to any work done for the Company or otherwise belonging to the Company it being acknowledged that all such items are the sole property of the Company. Further, before obtaining Employee ‘s final paycheck, Employee agrees to sign a certificate stating the following:

                            "Termination Certificate

               This is to certify that I do not have in my possession or custody, nor have I failed to return, any Work Product, or any notes, memoranda, records, customer lists, proposals, business plans or other documents or any computer software, materials, tools, equipment or other property (or copies of any of the foregoing)
       belonging to the Company, related to any work performed by me while employed by the Company  and/or related to Trade Secrets and/or Confidential Information."

Section 12.  Acknowledgment.

The parties acknowledge and agree that the covenants  of Employee in Sections 7, 8, 9, 10, and 11 (collectively, the “Protective Covenants”) are reasonable as to time, scope and territory given Company and its affiliates need to protect the substantial investments in their Confidential Information, Trade Secrets and customer relationships, and particularly given (a) the generous compensation and benefits that are to be provided Employee, (b) Company’s investment of time, effort and capital in enhancing Employee’s business skills and opportunities, (c) the complexity and competitive nature of Company and its affiliates, and (d) that Employee has sufficient skills to find alternative, commensurate employment or consulting work in Employee’s field of expertise that would not entail a violation of the Protective Covenants.

Section 13.  Remedies.

The parties further acknowledge that any breach or threatened breach of Section 7, 8, 9, 10, and/or  11 hereof by Employee is likely to result in irreparable injury to the Company or its affiliates, and therefore, in addition to all remedies provided at law or in equity (which remedies shall be cumulative and not mutually exclusive),  Employee agrees that the Company shall be entitled to file suit in a court of competent jurisdiction to seek a temporary restraining order and a permanent injunction to prevent a breach or threatened breach of such Sections, without the filing of any bond or undertaking..  The existence of any claim, demand, action or cause of action of Employee against the Company or its affiliates, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or its affiliates of any of Employee's obligations under this Agreement.

Section 14.  Arbitration.

Any controversy or claim against the Company or any of its officers, directors, employees, agents, or affiliates arising from, out of or relating to this Agreement, the breach thereof (other than controversies or claims arising from, out of or relating to the provisions in Sections  7, 8, 9, 10 and/or  11 with respect to which Company may,  without notice to Employee, seek injunctive and/or other equitable relief in a court of competent jurisdiction), or the employment or termination thereof of Employee by the Company or by Employee, which would give rise to a claim under federal, state or local law (including but not limited to claims based in tort or contract, claims for discrimination under state or federal law, and/or claims for violation of any federal, state or local law, statute or regulation) (“Claims”) shall be submitted to an impartial mediator (”Mediator”) selected jointly by the parties.  Both parties shall attend a mediation conference and attempt to resolve any and all Claims.  If they are not able to resolve all Claims, any unresolved Claims, shall be determined by final and binding arbitration in New York City, in accordance with the Model Employment Dispute Resolution Rules (“Rules”) of the American Arbitration Association, by an experienced employment arbitrator licensed to practice law in accordance with the Rules.  Demands for mediation and arbitration shall be made within a reasonable time after a Claim has arisen.

Section 15.   Miscellaneous.

15.1     Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon Employee and his executor, administrator, heirs, personal representative and assigns, and the Company and its successors and assigns, provided, however, neither party hereto shall be entitled to assign this Agreement or any of its rights, or delegate any of its duties hereunder (except, in the case of Employee, customary delegation of authority not inconsistent with this Agreement; and except, in the case of the Company, to any person or entity acquiring all or substantially all of the assets of the Company or to any entity controlling, controlled by or under common control with the Company), hereunder without the prior written consent of the other party.

15.2     Headings.  The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.3     Notices.  Unless otherwise agreed to in writing by the parties hereto, all communications provided for hereunder shall be in writing and shall be deemed to be given when delivered if delivered in person, by overnight mail  or by electronic transmission or five (5) business days after being sent by first- class mail, registered or certified, return receipt requested, with proper postage prepaid, and

If to the Employee addressed to: Peter Pelullo _____________ _____________

If to the Company, addressed to: Moggle, Inc. 111 Presidential Blvd,. Suite 212 Balacynwyd, PA 19004 Attn: Secretary	with a copy to: Anthony M. Collura McManus, Collura & Richter, P.C. 48 Wall Street 25th Floor New York, NY 10005
or to such other person or address as shall be furnished in writing by either party to the other as provided for above prior to the giving of the applicable notice or communication.

15.4     Counterparts.  This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

15.5     Entire Agreement. This Agreement is intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement may he modified only by a written instrument signed by each of the parties hereto. Upon execution of this Agreement, this Agreement shall supersede and replace in its entirety the Original Agreement and the Original Agreement shall have no further force or effect..

15.6     Severability.  All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement; provided, however, that should any judicial body interpreting this Agreement deem any provision to be unreasonably broad in time, territory, scope or otherwise, the Company and Employee intend for the judicial body, to the greatest extent possible, to reduce the breadth of the provision to the maximum 1egally allowable parameters rather than deeming such prevision totally unenforceable or invalid.

15.7     Waiver.  The waiver by either the Company or Employee of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach of the same provision by the other party or a waiver of a breach of another provision of this Agreement by the other party.  No waiver or modification of any provision of this Agreement shall be valid unless in writing and duly executed by the party to be charged with the waiver or modification.

15.8      Governing Law.  This Agreement shall be deemed to be made in, and in all  respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York.  The parties hereto agree that the state or federal courts located in the State of New York, City of New York shall have personal jurisdiction over them with respect to all matters arising from or with respect to this Agreement and accordingly, consent to such personal jurisdiction. Such courts shall be the exclusive forum for the resolution of any matter or controversy arising from or with respect to this Agreement.  Service of a summons and complaint concerning any such matter or controversy may, in addition to any other lawful means, be effected by sending a copy of such summons and complaint by certified mail to the party to be served as specified in Section 15.3 hereof.

15.9     Joint Participation in Drafting this Agreement.  The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Agreement and that each party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder.  Each party hereto stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another and that no party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first above written.

MOGGLE, INC.                                                          EMPLOYEE

By:___________________________                                     By:____________________